UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Summit Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1984212
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Telephone: (303) 893-0012

(Address of Principal Executive Offices)

Summit Materials Deferred Compensation Plan

(Full title of the plan)

Anne Lee Benedict, Esq.

Executive Vice President and Chief Legal Officer

Summit Materials, Inc.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(303) 893-0012

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Michael Collins

Alisa Babitz

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue

Washington, DC 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations	$18,000,000	100%	$18,000,000	$1,812.60

(1)	The Deferred Compensation Obligations are unsecured obligations of Summit Materials, Inc. to pay deferred compensation in the future in accordance with the terms of the Summit Materials Deferred Compensation Plan.
(2)	Calculated solely for purposes hereof pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Summit Materials, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to $18,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Summit Materials Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K filed by the Registrant on February 22, 2016 for the year ended January 2, 2016;
(b)	Current Reports on Form 8-K filed January 19, 2016, February 26, 2016, and March 8, 2016.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

This Registration Statement registers $18,000,000 of Obligations to be offered to certain eligible employees of the Company. The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. Under the terms of the Plan, each Plan participant may elect to defer receipt of up to 50% of his or her base salary and up to 100% of discretionary cash bonuses and annual incentive compensation paid in cash until such future date as he or she elects in accordance with the terms of the Plan. The Company may, in its sole discretion, credit participants’ accounts with additional amounts, subject to such terms and conditions as determined by the Company.

Although the Plan will not initially be funded, the Company may establish a grantor trust for its obligations under the Plan, provided that the Plan must remain unfunded for federal income tax purposes.

A Plan participant may elect to receive his or her deferred amounts upon a separation from service from the Company or upon the earlier of separation from service or a specified date that is at least three years after the end of the calendar year in which the deferred compensation is credited. All distributions must be in a lump sum, except that participant may elect that distributions following retirement (separation from service after either attaining age 55 or with at least 10 years of service) be made in installments over two to 15 years. In addition, participants may take distributions earlier than scheduled in the event of an unforeseeable emergency.

Participants’ accounts will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. These elections are notional in nature and the Company will not necessarily invest any assets in the same manner elected by the participant.

The Obligations represent the Company’s obligation to pay an amount equal to the sum of each participant’s accounts, adjusted by amounts credited or debited to such accounts based on the reported investment performance of the selected investment fund alternatives, less all distributions made to such participant pursuant to the Plan. The Obligations are unassignable and non-transferable. No benefit or interest in the Plan is subject in any manner to sale, assignment, transfer, pledge, anticipation, mortgage or other encumbrance, hypothecation, or conveyance prior to actual payment of the amount other than (a) to a participant’s beneficiary in accordance with the terms of the Plan; (b) pursuant to a domestic relations order deemed legally sufficient by the Plan administrator, or (c) by will or the laws of descent and distribution.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article VII of the Registrant’s Amended and Restated Certificate of Incorporation provides that to the full extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Article VII of the Registrant’s Amended and Restated Bylaws provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL; provided, however, that the Registrant shall indemnify any such director or officer in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the Board, or such proceeding was initiated to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such director or officer. Article VII of the Registrant’s Amended and Restated Bylaws also provides that the Registrant must pay its directors and officers expenses incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Registrant’s Amended and Restated Bylaws or otherwise.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant is party to indemnification agreements with its directors and executive officers. These agreements require or will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Amended and Restated Certificate of Incorporation of Summit Materials, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed March 17, 2015 (File No. 001-36873))

4.2	Amended and Restated Bylaws of Summit Materials, Inc. (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed March 17, 2015 (File No. 001-36873))

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Summit Materials Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K, filed December 14, 2015 (File No. 001-36873))

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Auditors

24	Powers of Attorney (included on signature page)

99.1	Financial statements of Lafarge Target Business

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on the 9th day of March, 2016.

SUMMIT MATERIALS, INC.

By:	/s/ Thomas W. Hill
	Name:	Thomas W. Hill
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant hereby constitute and appoint Thomas W. Hill, Brian J. Harris and Anne Lee Benedict, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and powers of attorney have been signed by the following persons in the capacities indicated on the 9th day of March, 2016.

Signature	Title(s)

/s/ Thomas W. Hill Thomas W. Hill	President and Chief Executive Officer (Principal Executive Officer); Director

/s/ Brian J. Harris Brian J. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Howard L. Lance Howard L. Lance	Director

/s/ Ted A. Gardner Ted A. Gardner	Director

/s/ Julia C. Kahr Julia C. Kahr	Director

/s/ John R. Murphy John R. Murphy	Director

/s/ Neil P. Simkins Neil P. Simpkins	Director

/s/ Anne K. Wade Anne K. Wade	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Summit Materials, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed March 17, 2015 (File No. 001-36873))

4.2	Amended and Restated Bylaws of Summit Materials, Inc. (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed March 17, 2015 (File No. 001-36873))

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Summit Materials Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K, filed December 14, 2015 (File No. 001-36873))

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Auditors

24	Powers of Attorney (included on signature page)

99.1	Financial statements of Lafarge Target Business